Exhibit 99.1

PDL BIOPHARMA RECEIVES NASDAQ NOTICE RELATED TO

AUDIT COMMITTEE COMPOSITION

INCLINE VILLAGE, NV — (Marketwire — February 18, 2009) — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that it had received a letter from the Nasdaq Stock Market notifying the company that it no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350, which requires PDL to have an audit committee composed of at least three independent directors. As a result of the December 2008 spin-off of its biotechnology operations into Facet Biotech Corporation, three of the seven directors serving on PDL’s board resigned and became directors of Facet, with the result that PDL was left with only two independent directors serving on its audit committee.

Nasdaq Marketplace Rule 4350 provides a cure period for restoring compliance with the audit committee requirements, which cure period extends until June 16, 2009, unless the 2009 annual stockholder meeting is held after such date in which case the period extends until the date of such meeting. During this period, PDL’s common stock will continue to trade on Nasdaq subject to continued compliance with other listing requirements.

PDL is actively seeking additional qualified candidates to serve on its board of directors, including its audit committee, and fully expects to regain compliance with the audit committee requirement within the cure period.

About PDL

PDL BioPharma was a pioneer in the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. The company is focused on maximizing the value of its antibody humanization patents and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Contact:

David Carey

Director

Lazar Partners Ltd.

1-212-867-1768

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